Exhibit 99.1
PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations	Contact:	Lorna Williams, Executive Director, Investor Relations and Strategy
Phone:	312-819-9387	Phone:	312-233-7799
Email:	marykay.ladone@hillrom.com	Email:	lorna.williams@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	howard.karesh@hillrom.com

HILLROM ANNOUNCES FISCAL FIRST QUARTER FINANCIAL RESULTS
Company Raises Bottom of Fiscal 2020 Adjusted EPS Guidance Range

CHICAGO, January 24, 2020 - Hillrom (NYSE: HRC), today announced financial results for its fiscal first quarter ended December 31, 2019, confirmed its fiscal 2020 revenue guidance and raised the bottom of its adjusted earnings per diluted share guidance range.
For the fiscal first quarter, Hillrom reported earnings of $0.59 per diluted share compared to $0.62 per diluted share in the prior-year period. On an adjusted basis, excluding special items, earnings of $1.13 per diluted share rose 11 percent from $1.02 per diluted share in the prior-year period, and exceeded the company’s guidance range of $1.07 to $1.09 per diluted share. First quarter financial results reflect solid core revenue growth, margin expansion, strategic investments to drive future growth and a lower tax rate. Adjustments to reported earnings are detailed in the reconciliation schedules provided.
“We are pleased to report another quarter of strong financial results driven by our diverse portfolio and successful execution of our strategic priorities,” said John Groetelaars, Hillrom president and CEO. “Our category leadership strategy, new products, emerging market opportunities and benefits from recent acquisitions position us well to drive sustainable growth, deliver on our financial outlook and enhance outcomes for patients and their caregivers.”
Fiscal First Quarter 2020 Financial Results
In the fiscal first quarter, worldwide reported revenue of $685 million was comparable to the prior year revenue of $684 million, and increased 1 percent on a constant currency basis, reflecting the impact of the 2019 divestiture of surgical consumables. Hillrom’s core revenue advanced 6 percent, at the high end of the company’s guidance range of approximately 5 to 6 percent growth and included the contribution from recent acquisitions of approximately 200 basis points. Core revenue excludes foreign currency, divestitures and non-strategic assets the company may exit, including the Surgical Solutions international OEM business.
By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $344 million increased 1 percent on both a reported and constant currency basis, and core revenue increased 2 percent. Strong U.S. performance, with core growth of 8 percent, was primarily driven by the company’s care communications and mobile offerings, as well as its med-surg and specialty bed systems, including the Centrella® Smart+Bed. U.S. growth was partially offset by lower international revenue due to the timing of large capital projects in select markets.

•
Front Line Care: Front Line Care generated revenue of $255 million, an increase of 9 percent on both a reported and constant currency basis, reflecting broad-based global strength across Welch Allyn® vital signs monitoring equipment, physical assessment tools, respiratory health products and the vision portfolio.

•
Surgical Solutions: Surgical Solutions revenue of $86 million declined 21 percent on a reported basis, or 20 percent on a constant currency basis, reflecting the surgical consumables divestiture. Core revenue advanced 9 percent, fueled by strong growth of surgical workflow equipment, including Integrated Table Motion for the da Vinci Xi® Surgical System.

Recent Highlights
Supporting Hillrom strategies and financial performance were several key achievements aimed at advancing Hillrom’s innovation, transforming the portfolio and delivering sustainable value to shareholders. Highlights include:

•
Achieving more than $120 million in new product revenue during the fiscal first quarter. Contributing to this performance were several innovative products including the company’s portfolio of smart beds, vision products and Integrated Table Motion for the da Vinci Xi® Surgical System.

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Expanding Hillrom’s digital health capabilities with the acquisition of Excel Medical, a software company, further expanding the company’s digital platform to improve clinical workflow, provide greater access and assimilation of real-time patient data and predictive analytics, and offer a vendor-neutral interoperability solution. The addition of a medical device integration platform, real-time waveforms and a suite of alarm management tools puts actionable data into the hands of caregivers to improve patient outcomes.

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Presenting real-time outcomes from a study conducted at Arnot Health at the Institute for Healthcare Improvement National Forum on Quality Improvement in Health Care. At Arnot Health’s 26-bed inpatient med-surg unit, EarlySense®, Hillrom’s contact-free continuous respiratory and heart rate monitoring device, helped identify seven clinically significant detections of patient deterioration over a 90-day period. Use of the technology activated early interventions including airway management and medication optimization for appropriate treatment and avoidance of respiratory depression.

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Announcing an exclusive corporate partnership with The UK Sepsis Trust to raise greater awareness of sepsis, which may be treatable with earlier detection and medical intervention. Technology plays a key role in the detection of patient deterioration. Allowing clinicians to measure a complete set of observations within a single monitoring device is simpler and more cost-efficient for healthcare providers and could potentially save thousands of lives by more quickly identifying deterioration in a patient.

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Approving a $170 million expansion of the company’s share repurchase authorization. The expanded share repurchase plan reinforces the strength of Hillrom’s balance sheet and its disciplined capital allocation plan, which balances a priority of investing in key strategic growth initiatives with Hillrom’s commitment to returning value to shareholders through dividends and share repurchases.

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Promoting excellence in the workplace and being named by Newsweek to its 2020 list of America’s Most Responsible Companies. Newsweek and its partners evaluated the largest 2,000 public companies in the United States, recognizing the top 300 companies.

2020 Financial Outlook
For the full-year 2020, Hillrom continues to expect revenue to increase 1 to 2 percent on both a reported and constant currency basis, and core revenue to increase 5 to 6 percent. Excluding the incremental benefit of acquisitions prior to the anniversary date, core revenue is expected to increase 4 to 5 percent. The company now expects adjusted earnings, excluding special items, of $5.50 to $5.56 per diluted share, and approximately $430 million in operating cash flow.
For the fiscal second quarter 2020, Hillrom expects revenue to decline 1 to 2 percent on a reported and constant currency basis, and core revenue to increase approximately 4 percent including the contribution from acquisitions of approximately 200 basis points. The company expects adjusted earnings, excluding special items, of $1.14 to $1.16 per diluted share.

Discussion of Adjusted Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP), Hillrom routinely provides gross margin, operating margin, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs and related fair value adjustments, gains and losses associated with disposals of businesses or significant product lines, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulation, special charges, the transitional impacts of U.S. tax reform legislation, changes in tax accounting methods, other tax law changes and expenses associated with these tax items, the impacts of significant litigation matters, and other unusual events. The company also excludes expenses associated with the amortization of purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding their impact on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting, and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.28-$1.34 per diluted share for the fiscal year 2020. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other special items or unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible, and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the transitional impacts from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period. Management believes that evaluating growth in net revenue on a constant currency basis provides an additional and meaningful assessment to both management and investors.

Conference Call Webcast and Dial-in Information
The company will host a conference call and webcast today beginning at 7:30 a.m. (CT) / 8:30 a.m. (ET).
Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 8887806.
Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hillrom.com. A supplementary presentation will be posted to the Hillrom website prior to the webcast.
A recording of the webcast/call audio will be available for telephone replay through February 7, 2020. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 8887806. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hillrom.com.
About Hillrom
Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by advancing connected care. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through connected smart beds, patient lifts, patient assessment and monitoring technologies, caregiver collaboration tools, respiratory health devices, advanced operating room equipment and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

Disclosure Regarding Forward-Looking Statements
Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

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Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share data, unaudited)

	Quarter Ended December 31
	2019	2018
Net revenue
Product sales and service	$614.3	$611.6
Rental revenue	70.7	71.9
Total net revenue	685.0	683.5
Cost of net revenue
Cost of goods sold	306.3	316.3
Rental expenses	37.0	37.2
Total cost of net revenue (excludes acquisition-related intangible asset amortization)	343.3	353.5

Research and development expenses	31.5	33.2
Selling and administrative expenses	196.8	192.3
Acquisition-related intangible asset amortization	26.7	25.7
Special charges	7.8	8.0

Operating profit	78.9	70.8

Other income (expense), net	(36.3)	(21.2)

Income tax expense (benefit)	2.8	7.4

Net income	39.8	42.2

Diluted earnings per share	$0.59	$0.62

Average diluted common shares outstanding (in thousands)	67,329	67,725

Dividends per common share	$0.21	$0.20

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(In millions, unaudited)

					U.S.	OUS
	Quarter Ended December 31		Change As	Constant	Change As	Change As	Constant
	2019	2018	Reported	Currency	Reported	Reported	Currency

Product sales and service	$614.3	$611.6	0.4%	0.9%	3.4%	(5.5)%	(4.0)%

Rental revenue	70.7	71.9	(1.7)%	(1.4)%	(1.0)%	(6.1)%	(4.1)%

Total net revenue	$685.0	$683.5	0.2%	0.7%	2.8%	(5.5)%	(4.0)%

Patient Support Systems	344.2	341.0	0.9%	1.4%	7.5%	(16.5)%	(14.6)%

Front Line Care	254.6	233.4	9.1%	9.3%	7.0%	14.3%	15.1%

Surgical Solutions	86.2	109.1	(21.0)%	(20.0)%	(31.2)%	(11.1)%	(9.2)%

Total net revenue	$685.0	$683.5	0.2%	0.7%	2.8%	(5.5)%	(4.0)%

OUS - Outside of the United States

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(In millions, except per share data, unaudited)

	Quarter Ended December 31, 2019				Quarter Ended December 31, 2018
	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	11.5%	$42.6	$2.8	$0.59	10.4%	$49.6	$7.4	$0.62
Adjustments:
Acquisition and integration costs and related fair value adjustments	(1.0)%	(6.6)	0.3	(0.10)	—%	0.2	0.1	—
Acquisition-related intangible asset amortization	4.0%	26.7	6.4	0.30	3.8%	25.7	5.9	0.29
Regulatory compliance costs	0.6%	3.9	0.6	0.05	0.3%	2.8	0.7	0.03
Special charges	1.1%	7.8	1.2	0.10	1.2%	8.0	1.9	0.09
Tax law and method changes	—%	—	—	—	—%	—	1.0	(0.01)
Debt financing costs	—%	16.1	3.7	0.18	—%	—	—	—
Loss on disposition of business	—%	0.5	0.1	0.01	—%	—	—	—
Adjusted Basis	16.2%	$91.0	$15.1	$1.13	15.7%	$86.3	$17.0	$1.02

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	December 31, 2019	September 30, 2019
Assets
Current Assets
Cash and cash equivalents	$204.4	$214.1
Restricted cash	—	419.7
Trade accounts receivable, net of allowances	593.7	653.3
Inventories, net of reserves	277.7	269.6
Other current assets	120.3	106.7
Total current assets	1,196.1	1,663.4

Property, plant and equipment, net	298.1	296.8
Intangible assets
Goodwill	1,808.6	1,800.9
Other intangible assets and software, net	1,016.7	1,033.5
Other assets	199.2	124.4

Total Assets	$4,518.7	$4,919.0

Liabilities
Current Liabilities
Trade accounts payable	$196.4	$197.6
Short-term borrowings	230.0	660.4
Other current liabilities	361.9	410.3
Total current liabilities	788.3	1,268.3

Long-term debt	1,766.3	1,783.1
Other long-term liabilities	345.1	294.3

Total Liabilities	2,899.7	3,345.7

Total Shareholders’ Equity	1,619.0	1,573.3

Total Liabilities and Shareholders’ Equity	$4,518.7	$4,919.0

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

	Quarter Ended December 31
	2019	2018
Operating Activities
Net income	$39.8	$42.2
Adjustments to reconcile net income to net cash, cash equivalents and restricted cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	16.6	18.1
Acquisition-related intangible asset amortization	26.7	25.7
Amortization of debt discounts and issuance costs	1.0	1.6
Loss on extinguishment of debt	15.6	—
Benefit for deferred income taxes	(3.9)	(4.4)
Loss on disposal of property, equipment leased to others, intangible assets and impairments	1.1	0.7
Stock compensation	8.3	5.5
Other, net	(5.1)	0.4
Change in assets and liabilities excluding cash, cash equivalents, restricted cash, acquisitions and dispositions:
Trade accounts receivable	74.8	68.4
Inventories	(9.8)	(7.6)
Other current assets	(15.8)	9.0
Trade accounts payable	(9.0)	(5.9)
Accrued expenses and other current liabilities	(60.2)	(42.8)
Other assets and liabilities	(3.1)	5.1
Net cash, cash equivalents and restricted cash provided by operating activities	77.0	116.0
Investing Activities
Purchases of property, plant, equipment and software	(24.3)	(15.0)
Proceeds on sale of property and equipment	0.5	0.1
Payment for acquisition of intangible assets	—	(17.1)
Payments for acquisitions of investments	—	(26.6)
Other, net	—	0.1
Net cash, cash equivalents and restricted cash used in investing activities	(23.8)	(58.5)
Financing Activities
Payments of long-term debt	(12.6)	—
Borrowings on Revolving Credit Facility	50.0	50.0
Payments on Revolving Credit Facility	(55.0)	(25.0)
Borrowings on Securitization Facility	—	0.4
Payments on Securitization Facility	(7.5)	(0.4)
Borrowings on Note Securitization Facility	11.4	7.8
Payments on Note Securitization Facility	(12.6)	(1.9)
Prepayment premium on extinguishment of 5.75% Notes	(12.2)	—
Redemption of 5.75% Notes	(425.0)	—
Cash dividends	(14.1)	(13.3)
Proceeds on exercise of stock options	3.7	4.6
Stock repurchases for stock award withholding obligations	(15.1)	(3.5)
Stock repurchases in the open market	—	(75.0)
Other, net	1.7	1.7
Net cash used in financing activities	(487.3)	(54.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	4.7	(1.7)
Net Cash Flows	(429.4)	1.2
Cash, Cash Equivalents and Restricted Cash:
At beginning of period	633.8	183.0
At end of period	$204.4	$184.2